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                                                                     EXHIBIT 3.8


                   BY-LAWS OF BISHOP MANUFACTURING CO., INC.

                                   ARTICLE I

                              SHAREHOLDERS MEETING

       1.     Annual Meeting.

              The annual meeting of the shareholders of BISHOP MANUFACTURING CO., INC. shall be held in May or June at such place in the State of Connecticut, at such time and day, not a legal holiday, as the President shall designate. At such meeting the shareholders shall elect, by a majority vote, a board to consist of not less than the number of shareholders of record nor more than seven (7) Directors for the ensuing year and the shareholders may transact such other business as shall properly come before them.

       2.     Special Meetings.

              A special meeting of the shareholders may be called on any day not a legal holiday by the President or any two Directors or upon written request, stating the reason therefor, of one or more shareholders holding at least one-tenth of the total number of shares issued and outstanding, and the President or Secretary shall cause notice thereof to be given.

       3.     Voting.

              Each shareholder in person or by proxy may cast one vote per share of stock standing in his name on the books of the company. Cumulative voting shall not be allowed. To the extent permitted by law, a shareholder may consent to action taken at a meeting at which he was not present. At any meeting of shareholders with a quorum being present, the vote of a majority of the shares voted shall constitute the action of the shareholders.
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       4.     Quorum.

              A majority of the voting stock issued, represented either in person or by proxy, shall constitute a quorum for the transaction of business at any shareholders meeting. If a quorum be not present at any meeting, the shareholders present, by majority vote in person or by proxy, may adjourn to such future time as shall be agreed upon by them, and notice of such adjournment shall be given to each shareholder as herein provided.

       5.     Notice.

              Notice in written or printed form setting out the day, place, hour and subject matter of all shareholders meetings shall be given by the President or Secretary to each shareholder by leaving such notice with him or at his residence or usual place of business or by mailing a copy thereof to him at his last known post office address at least five (5) days before such meeting; except that any meeting at which the holders of all of the outstanding shares of capital stock are present in person or by proxy shall constitute a valid meeting for the transaction of business irrespective of requirements of notice.

                                   ARTICLE II

                                   DIRECTORS

       1.     Powers, Duties and Functions.

              The Board of Directors shall manage the property and affairs of the corporation and shall exercise all powers in connection therewith which are permitted by the Certificate of Incorporation, these By-Laws and the laws of Connecticut, Directors need not be shareholders.

              The Directors shall elect Officers in the manner hereinafter provided and are authorized in their discretion to appoint from time to




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time such committees with such powers as the Directors shall deem necessary and appropriate.

              The Directors shall be empowered to vote the payment of dividends or other distribution of assets as they shall see fit, but no such payment or distribution shall be made except from net profit or annual surplus unless in accordance with the law allowing the reduction of the stock or upon dissolution of the corporation. At least once in each year, Directors shall make a complete and detailed report of the financial condition of the corporation to its shareholders, which report shall be filed with the Treasurer and be subject to inspection by the shareholders.

              The Directors may close the stock transfer books for a period not exceeding twenty (20) days prior to shareholders meetings or payment of dividends or for such other reasons as they may see fit.

       2.     Meetings.

              The Board of Directors shall hold their annual meeting immediately after the shareholders annual meeting. Special meetings of the Board may be called by the President or any two (2) directors.

       3.     Quorum.

              A majority of the whole Board shall constitute a quorum at any regular or special meeting. All voting shall be in person only.

       4.     Notice.

              Notice of the day, place, hour and subject matter of all Directors meetings shall be given by the President or Secretary to each Director not less than five (5) days before such meeting, except that any meeting at which all Directors are present shall constitute a valid meeting for the transaction of business irrespective of requirements of notice.





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                                  ARTICLE III

                                    OFFICERS

       1.     Titles.

              The officers of the corporation shall consist of a President, a Secretary and a Treasurer, and such other officers and agents as may from time to time be chosen. Officers shall be elected for one (1) year, or until their successors are elected and qualified, by a majority vote of the whole Board at the annual Directors meeting. The same person may fill two offices, except that the same person may not fill the offices of President and Secretary. Any officer may be removed at any time, with or without cause, by the affirmative vote of at least a majority of those present at a meeting of the Directors called for said purpose, a quorum being present.

       2.     President.

              The President shall preside at all meetings; shall have general supervision of the affairs of the company; shall sign or countersign all stock certificates, bonds, contracts or other obligations of the company as authorized by the Board of Directors and shall perform any other duties incident to his office which are properly required by the Board of Directors.

       3.     Secretary.

              The Secretary shall keep a record of all votes and minutes of the proceedings of all shareholders and directors meetings, and shall give notice of all such meetings as these By-Laws require. He shall have custody and charge of the corporate books, corporate seal and other papers and records incident to his office and shall perform such other duties as are properly required of him.





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       4.     Treasurer.

              The Treasurer shall keep accounts of all moneys of the corporation received or disbursed and shall deposit all moneys and valuables in the name of and to the credit of the corporation in such banks or depositories as the Directors shall designate. He shall sign or countersign such instruments as require his signature and shall perform such other duties as are properly required.

                                   ARTICLE IV

                                   VACANCIES

       In the case of the death, disability or resignation of one or more of the Directors or Officers, the remaining Directors, although less than a quorum, may fill any vacancy for the unexpired term.

                                   ARTICLE V

                                     STOCK

       1.     Issuance.

              Certificate of stock shall be issued in numerical order, and each shareholder shall be entitled to a certificate signed by the President and Treasurer or Secretary, sealed with the corporate seal, certifying to the number of shares owned by him. A record of each certificate issued, showing the number of shares issued, the consideration therefor, and the name of the shareholder, shall be kept on the appropriate books of the company.

       2.     Transfers.

              Every transfer of stock shall be made in the manner prescribed by the Uniform Stock Transfer Act. Transfers shall be recorded on the books of the company, and before a new certificate is issued, the old certificate, except in the case of loss or destruction of the same, shall be surrendered for cancellation.





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                                   ARTICLE VI

                              AMENDMENT OF BY-LAWS

              Any of these By-Laws may be amended, repealed or altered by a majority vote of the shareholders at any meeting called for the purpose.





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